EXHIBIT 99.1

Adept Technology Reports Third Quarter Fiscal Year 2010 Results

Revenues Grow 86% Year Over Year to $14.3 Million, and Adjusted EBITDA Grows to $1.1 Million

PLEASANTON, Calif., April 28, 2010 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided robotic solutions, today announced financial results for its fiscal 2010 third quarter ended March 27, 2010.

Third Quarter Results

Revenues for the third quarter of fiscal 2010 were $14.3 million, compared to $9.2 million in the second quarter of fiscal 2010 and $7.7 million for the third quarter of fiscal 2009. The Company reported GAAP net income of $600,000, or $0.07 per fully diluted share in the third quarter of fiscal 2010, which compares to a net loss of $1.8 million, or $0.21 per share in the previous quarter and a net loss of $3.5 million, or $0.42 per share in the third quarter of fiscal 2009.

Gross margin was 42.8% of revenue in the third quarter of fiscal 2010, compared with 44.0% in the previous quarter and 38.2% of revenue in the third quarter of fiscal 2009. Fluctuations in gross margin are primarily related to product mix and the impact of currency exchange in each period.

Operating expenses in the third quarter of fiscal 2010 were $5.7 million, unchanged compared to $5.7 million in the previous quarter and down from $6.4 million in the third quarter of fiscal 2009. Operating income for the third quarter of fiscal 2010 was $374,000, compared to an operating loss of $1.6 million in the previous quarter and an operating loss of $3.5 million in the third quarter of fiscal 2009.

Adept's adjusted EBITDA was $1.1 million in the third quarter of fiscal 2010, compared with adjusted EBITDA loss of $1.1 million in the second quarter of fiscal 2010 and adjusted EBITDA loss of $2.6 million in the third quarter of fiscal 2009.  A discussion of this non-GAAP measure and reconciliation of this measure to the applicable GAAP measure is included below.

Adept's cash and cash equivalents balance at March 27, 2010 was $8.2 million, compared to $8.0 million as of December 26, 2009.

"We are pleased and encouraged by the increasing momentum we saw across multiple segments of our business in the third quarter," said John Dulchinos, Adept's president and chief executive officer. "We experienced strong sales into the disk drive market as a result of design wins we locked up during the industry's down cycle. Our Quattro robot continued to penetrate the packaging market as it has throughout the downturn, with increased orders in France and the U.S. indicating economic recovery. We also experienced an increase in Quattro orders from Asia, an important development that reflects momentum building beyond our traditional American and European base. Most significantly, order flow built steadily through the second half of the quarter and we ended the period with a strong backlog as we enter our fiscal fourth quarter."

"We continued to benefit from leverage in our financial model as a result of the major cost cutting efforts undertaken over the past 18 months," continued Dulchinos. "Operating expenses remained flat even with reinstatement of full salaries for employees, and we returned to profitability. As we enter our fourth fiscal quarter, we are well positioned to benefit from any further economic recovery and turn sales momentum into positive earnings growth."

Recent Highlights:

In addition to the signs of market recovery indicated above, additional highlights of the quarter included:

  The receipt of a $4.1 million order for high-precision robots from a major international manufacturer of sophisticated automation equipment for use in the consumer electronics and information technology industries. The order is expected to be fulfilled and recognized as revenue in part in each of the Company's fourth quarter of fiscal 2010 and first quarter of fiscal 2011. The customer selected Adept as its automation partner to provide advanced robotic systems to improve product yields.
  The Company commenced shipment of its Quattro s650HS, the industry's only USDA-accepted parallel robot available for meat and poultry processing. The robot systems are currently bound for multiple primary food handling applications requiring high-speed hygienic handling.

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, vice president and chief financial officer, will host an investor conference call today, April 28, 2010 at 5:00 P.M Eastern Time, to review the Company's financial and operating performance for the fiscal 2010 third quarter. The call may also include statements regarding the Company's anticipated operations for the remainder of fiscal 2010.  These statements will be forward-looking, and actual results may differ materially.  The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information not included in this press release.  The call can be accessed by dialing (800) 762-8795. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the site. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call (800) 406-7325 and enter the passcode 4283849#.

Company Profile

Adept is a global, leading provider of intelligent robotics systems and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

Use of Non-GAAP Financial Information

In addition to presenting net income (loss) in accordance with GAAP, we have determined that adjusted EBITDA (loss), which we define as earnings (loss) before interest income, income taxes, depreciation and amortization, goodwill impairment, and stock-based compensation expense, is a relevant measure of performance for our company as an approximate measure of operating cash flow, as it is a metric commonly used among technology companies and provides meaningful supplemental information to our investors regarding our ongoing operating performance, and is used as a basis for a incentive compensation program for our management team in fiscal 2010. As a result, we believe it is a helpful tool for communicating our operating performance to our investors and analysts and for comparisons to other technology companies.

Adjusted EBITDA (loss) should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. For more information on our adjusted EBITDA (loss), please see the table captioned "Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)" included below. While we believe that adjusted EBITDA (loss) is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Stock-based compensation has been, and will continue to be for the foreseeable future, a recurring expense for our business and an important incentive component of executive and other employee compensation. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income (loss) determined in accordance with GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking including, without limitation, statements about our expectations for recovery and increased activity in our markets and our ability to capitalize on increased market activity to increase orders, grow revenues and earnings, and statements about the timing of shipment and revenue recognition for orders we received at the end of the third quarter of fiscal 2010 and statements about our products. Such statements are based on current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks, uncertainties and assumptions that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to: factors affecting our fluctuating operating results including factors difficult to forecast or outside our control; the effect of the current economic downturn in manufacturing and other businesses of our customers and risks of nonpayment and customer insolvency; the timing and impact of the Company's restructuring activities and subsequent decisions to restore employee salaries, increase sales and marketing program spending, and other expense-related matters; the Company's inability to react quickly or adequately to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; future economic, competitive and market conditions including those in Europe and Asia and those related to the Company's strategic markets; the risks and regulatory requirements associated with international operation, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; dependence on the continued growth of the intelligent automation market; the highly competitive nature of and rapid technological change and competition within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation and potential product liability; the Company's outsourced manufacturing and IT dependence and risks associated with sole or single sources of supply; risks associated with product defects; potential delays associated with the development and introduction of new products; the Company's ability to sell its products through resellers who may also promote competing products; risks associated with variations in our gross margins based on factors not always in Adept's control; the need to complete acquisitions to expand operations; risks of unfair termination claims by employees; risks related to the Company's potential inability to strengthen its internal controls over financial reporting; potential securities class action litigation if Adept's stock price remains volatile or operating results suffer; and costs of being a public company.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2009, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 27, 2010	June 30, 2009

ASSETS
Current assets:
Cash and cash equivalents	$ 8,167	$ 7,501
Accounts receivable, less allowance for doubtful accounts of $514 at March 27, 2010 and $585 at June 30, 2009
Inventories	7,705	8,125
Other current assets	498	317
Total current assets	27,223	22,934
Property and equipment, net	1,707	2,648
Other assets	115	131
Total assets	$ 29,045	$ 25,713

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 5,546	$ 2,138
Accrued payroll and related expenses	1,774	1,220
Accrued warranty	1,202	1,179
Accrued restructuring charges	--	3
Other accrued liabilities	1,098	1,282
Total current liabilities	9,620	5,822

Long-term liabilities:
Other long-term liabilities	531	546
Total liabilities	10,151	6,368

Total stockholders' equity	18,894	19,345

Total liabilities and stockholders' equity	$ 29,045	$ 25,713

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009

Revenues	$14,257	$7,687	$35,158	$32,964
Cost of revenues	8,159	4,751	19,687	18,794
Gross margin	6,098	2,936	15,471	14,170
Operating expenses:
Research, development and engineering	1,319	1,521	4,007	4,301
Selling, general and administrative	4,405	4,573	12,907	16,731
Restructuring charges	--	149	--	1,419
Amortization of other intangibles	--	80	--	251
Goodwill impairment	--	73	--	144
Total operating expenses	5,724	6,396	16,914	22,846

Operating income (loss)	374	(3,460)	(1,443)	(8,676)

Interest income, net	2	--	3	48
Currency exchange gain (loss)	203	(95)	225	(1,184)

Income (loss) before income taxes	579	(3,555)	(1,215)	(9,812)
Provision for (benefit from) income taxes	(17)	(48)	27	(50)
Net income (loss)	$596	($3,507)	(1,242)	($9,762)

Net income (loss) per share:
Basic	$0.07	($0.42)	($0.15)	($1.20)
Diluted	$0.07	($0.42)	($0.15)	($1.20)

Shares used in computing per share amounts
Basic	8,424	8,260	8,337	8,134
Diluted	8,442	8,260	8,337	8,134
ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)
(unaudited)

	Three Months ended March 27, 2010	Three Months ended December 26, 2009	Three Months ended March 28, 2009

Net income (loss)	$ 596	$ (1,756)	$ (3,507)
Interest earned, net	(2)	(2)	--
Income taxes	(17)	(7)	(48)
Depreciation	342	372	458
Amortization of intangibles	--	--	80
Goodwill impairment	--	--	73
Stock compensation expense	225	280	345

Adjusted EBITDA (loss)	$ 1,144	$ (1,113)	$ (2,599)
CONTACT:  Adept Technology, Inc.
          Lisa Cummins, Chief Financial Officer
          925-245-3400
          Investor.relations@adept.com